June 13, 2005

Mail Stop 04-09

Mr. Michael Lewis, Chief Financial Officer
Collectors Universe, Inc.
1921 E. Alton Avenue
Santa Ana, CA    92705

RE:	Collectors Universe, Inc.
            File No.  0-27887
	Form 10-K for the year ended June 30, 2004
Form 10-K/A - Amendment No.1 filed on January 19, 2005

Dear Mr. Lewis:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Kathleen A. Collins

Branch Chief




??

??

??

??